As filed with the Securities and Exchange Commission on May 11, 2012
Registration No. 333-179689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EDAP TMS S.A.
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)
France (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)
Parc d’Activités la Poudrette-Lamartine 4, rue du Dauphiné 69120 Vaulx-en-Velin, France +33 (0) 4 7215 3150 (Address and telephone number of Registrant's principal executive offices)
Corporation Service Company 1090 Vermont Avenue, Suite 430 Washington, D.C. 20005, USA Tel: +1 800 927 9800 (Name, address and telephone number of agent for service)
Blandine Confort EDAP TMS S.A. 4, rue du Dauphiné 69120 Vaulx-en-Velin, France Fax : +33 (0) 4 72 15 31 44	Linda Hesse JONES DAY 2, rue Saint-Florentin 75001 Paris, France Fax : +33 (0) 1 56 59 39 38
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is filed as a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Ordinary shares, with a nominal value of €0.13 per share, issuable upon exercise of outstanding warrants	408,691 shares	US$ 69,908(4)	US$ 8.00
Ordinary shares, with a nominal value of €0.13 per share, issuable as interest shares on outstanding debentures	781,942 shares(5)	US$ 1,500,000	US$ 172.00
Total	1,190,633 shares	US$ 1,569,908	US$ 180.00(6)

(1)
Ordinary shares may be in the form of American Depositary Shares evidenced by American Depositary Receipts.  American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6/A (File No. 333-7314) and Form F-6EF (File No. 333-176843). Each American Depositary Share represents one ordinary share.

(2)
Pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)
In United States dollars or the equivalent thereof as converted from euros based upon the exchange rate of one U.S. dollar expressed in euros of €0.76, as set forth in the H.10 statistical release of the Federal Reserve Board on February 17, 2012.

(4)	Calculated in accordance with Rule 457(g) based on the exercise price of the warrants, which is €0.13 per share.
(5)
Based on the registrant’s reasonable good-faith estimate of the maximum number of ordinary shares that may be issued in payment of interest on the registrant’s outstanding debentures, calculated on the basis of the maximum total interest amount due under the initially issued debentures divided by an estimated price per ordinary share of $1.9183, which represents 90% of the volume-weighted average price of the registrant’s ADSs as listed on the Nasdaq Global Market over the 20 consecutive trading days from March 5, 2012 to March 31, 2012. The total number of ordinary shares that may be issuable as interest shares may exceed such number of shares because it is based on the market prices of the registrant’s ADSs over a specified period prior to each interest payment date.

(6)	Such fee was paid upon filing of the original registration statement on Form F-3 (File No. 333-179689).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 11, 2012

EDAP TMS S.A.

UP TO 408,691 ORDINARY SHARES ISSUABLE
UPON EXERCISE OF WARRANTS

UP TO 781,942 ORDINARY SHARES ISSUABLE
AS INTEREST SHARES ON DEBENTURES

The selling shareholders may offer and sell from time to time an aggregate of up to 408,691 ordinary shares issuable upon exercise of warrants and up to 781,942 ordinary shares issuable as interest shares on debentures.  The warrants and debentures were issued to the selling shareholders in our January 2012 exchange offer. See Item 8 “Financial Information – Significant Changes as of April 26, 2016 – b) Exchange Agreement regarding the Convertible Debentures and Warrants” of our Annual Report of Form 20-F for the year ended December 31, 2011.

We are not offering any ordinary shares for sale under this prospectus and we will not receive any of the proceeds of the sale or other disposition of the ordinary shares covered hereby.  However, we will receive the exercise price of any warrants.  To the extent we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes, including working capital.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.  See “Plan of Distribution” for additional information.

Our ordinary shares, in the form of ADSs, are listed on The NASDAQ Global Market under the symbol “EDAP.”  On May 4, 2012, the last reported sale price for our ADSs on The NASDAQ Global Market was US$ 2.01 per share.

We will pay the expenses related to the registration of the ordinary shares covered by this prospectus.  The selling shareholders will pay any commissions and selling expenses they may incur.

Investing in our Securities involves risks.  See “Risk Factors” beginning on page 2.

Owning our securities may subject you to tax consequences both in France and in the United States.  You should read the tax discussion in this prospectus in the section “Certain Income Tax Considerations.”  In addition, your ability to enforce civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of France, many of our officers and directors and experts named in this prospectus are residents of France or elsewhere outside of the United States, and a substantial portion of our assets and the assets of such persons are located outside the United States.  See “Enforcement of Civil Liabilities.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated         , 2012

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus relates to the resale by the selling shareholders of up to an aggregate of 408,691 of our ordinary shares issuable upon exercise of warrants and up to an aggregate of 781,942 of our ordinary shares issuable as interest shares on debentures.  The ordinary shares may be in the form of American Depositary Shares, or ADSs, with each ADS representing one ordinary share.  The warrants and debentures were issued to the selling shareholders in our January 2012 exchange offer.  See Item 8 “Financial Information – Significant Changes as of April 26, 2016 – b) Exchange Agreement regarding the Convertible Debentures and Warrants” of our Annual Report of Form 20-F for the year ended December 31, 2011, for more information.

We may add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus.  To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

You should carefully read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information About Us,” “Documents Incorporated By Reference” and “Risk Factors” before you invest in our securities.

All references in this prospectus to the “Company,” “EDAP” or “EDAP TMS” are to EDAP TMS S.A.  All references to “we,” “us” and “our” are to EDAP TMS S.A. and its subsidiaries, collectively, unless the context otherwise requires.

In this prospectus, “U.S. dollar,” “US$” or “$” refers to U.S. currency and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.

EDAP TMS

 Our Company

We develop and market the Ablatherm® device, an advanced choice for High Intensity Focused Ultrasound, or HIFU, treatment of localized prostate cancer.  HIFU treatment is shown to be a minimally invasive and effective treatment option for localized prostate cancer with a low occurrence of side effects.  Ablatherm-HIFU is generally recommended for patients with localized prostate cancer (stages T1-T2) who are not candidates for surgery or who prefer an alternative option.  It is also used for patients who failed a radiotherapy treatment.  In addition, we are developing HIFU technology for the treatment of certain other types of tumors.  We produce and commercialize medical equipment for the treatment of urinary tract stones using Extra-corporeal Shockwave Lithotripsy, or ESWL.

Our principal executive offices are located at Parc d’Activites la Poudrette-Lamartine, 4, rue du Dauphiné, 69120 Vaulx-en-Velin, France and our telephone number is +33 (0) 4 72 15 31 50.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference into this prospectus or appearing or incorporated by reference into this prospectus, as well as the risks, uncertainties and assumptions discussed under Item 3 “Risk Factors,” in our Annual Report on Form 20-F for the year ended December 31, 2011 which are incorporated herein by reference.  These risk factors may be amended, supplemented or superseded from time to time by other reports we file in the future with the Securities and Exchange Commission, or the SEC, which will be incorporated by reference into this prospectus.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

 Risks Relating to Ownership of Securities

 Our securities may be affected by volume fluctuations, and may fluctuate significantly in price.

Our ADSs are currently traded on The NASDAQ Global Market.  The high and low bid prices of our ADSs in April 2012 were US$ 2.20 and US$ 1.60.  The high and low bid price of our ADSs for the last two financial years ended on December 31, 2011 and December 31, 2010, were US$ 5.68 and US$ 1.37, and US$ 6.97 and US$ 1.89, respectively.

Our ADSs have experienced, and are likely to continue experience, significant price and volume fluctuations, which could adversely affect the market price of our ADSs without regard to our operating performance.  The price of our securities and our ADSs in particular, may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, regulatory considerations, results of clinical trials of our products or those of our competitors, developments in patents and other proprietary rights, and general market and economic conditions.

 We may issue additional securities that may be dilutive to our existing shareholders.

On May 24, 2011, our shareholders adopted resolutions allowing the Board of Directors to issue new shares in a variety of circumstances, within a limit of 10 million additional shares.  This limit must be adjusted to take into account as of May 4, 2012, the issuance of new shares following our January 2012 exchange offer, payments of quarterly interest paid in shares and our March 2012 registered direct offering of new shares, reducing the maximum number of shares authorized to be issued to 4,891,148.  The issuance of additional ordinary shares, including any additional ordinary shares issuable pursuant to the exercise of preferential subscription rights that may not be available to all of our shareholders, would reduce the proportionate ownership and voting power of then-existing shareholders.

 We are subject to different corporate disclosure standards that may limit the information available to holders of our ADSs.

As a foreign private issuer, we are not required to comply with the notice and disclosure requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act, relating to the solicitation of proxies for shareholder meetings.  Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U.S. issuers.  Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States.

 We currently do not intend to pay dividends and cannot assure shareholders that we will make dividend payments in the future.

We have never paid any dividends on our ordinary shares and do not anticipate paying any dividends for the foreseeable future.  Any declaration of dividends on our ordinary shares will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant.  See Item 8, “Financial Information—Dividends and Dividend Policy” in our Annual Report on Form 20-F for the year ended December 31, 2011.  In particular, in connection with the January 2012 exchange offer, we undertook not to pay cash dividends on any of our equity securities as long as any of the debentures remain outstanding.

 Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts.

An investor in the United States may find it difficult to:

•	effect service of process within the United States against us and our non-U.S. resident directors and officers;
•	enforce U.S. court judgments based upon the civil liability provisions of the U.S. federal securities laws against us and our non-U.S. resident directors and officers in France; or
•	bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

 Holders of ADSs have fewer rights than shareholders and must act through the Depositary to exercise those rights.

Our ordinary shares may only be held as ADSs.  Holders of ADSs do not have the same rights as shareholders and accordingly, cannot exercise rights of shareholders against us.  The Bank of New York Mellon, as Depositary, is the registered shareholder of the deposited ordinary shares underlying the ADSs, and therefore holders of ADSs will generally have to exercise the rights attached to those shares through the Depositary.  We have used and will continue to use reasonable efforts to request that the Depositary notify the holders of ADSs of upcoming votes and ask for voting instructions from them.  If a holder fails to return a voting instruction card to the Depositary by the date established by it for receipt of such voting instructions, or if the Depositary receives an improperly completed or blank voting instruction card, or if the voting instructions included in the voting instruction card are illegible or unclear, then such holder will be deemed to have instructed the Depositary to vote its shares and the Depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

 Preferential subscription rights may not be available for U.S. persons.

Under French law, shareholders have preferential rights to subscribe for cash issuances of new shares or other securities giving rights to acquire additional shares on a pro rata basis.  U.S. holders of our securities may not be able to exercise preferential subscription rights for their shares unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available.  We may, from time to time, issue new ordinary shares or other securities giving rights to acquire additional shares (such as the securities issued in the Exchange) at a time when no registration statement is in effect and no Securities Act exemption is available.  If so, U.S. holders of our securities will be unable to exercise their preferential rights and their interests will be diluted.  We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities.

For holders of ADSs, the Depositary may make these rights or other distributions available to holders after we instruct it to do so and provide it with evidence that it is legal to do so.  If we fail to do this and the Depositary determines that it is impractical to sell the rights, it may allow these rights to lapse.  In that case the holders of ADSs will receive no value for them.

 A large number of ordinary shares may be issued and subsequently sold in the form of ADSs upon the exercise of our outstanding warrants.  The sale or availability for sale of these ADSs may depress the price of our ADSs.

Up to 1,983,691 ordinary shares are issuable in the form of ADS upon the exercise of our outstanding warrants.  To the extent that the holders of our outstanding warrants sell the ADSs issued upon the exercise of our outstanding warrants, the market price of our ADSs may decrease due to the additional selling pressure in the market.  The risk of dilution from issuances of ordinary shares underlying our outstanding warrants may cause shareholders to sell their ADSs, which could further contribute to any decline in the market price of our ADSs.

 The sale of ADSs issued upon exercise of our outstanding warrants could encourage short sales by third parties which could further depress the price of the ADSs.

Any downward pressure on the price of our ADSs caused by the sale of ADSs issued upon the exercise of our outstanding warrants could encourage short sales by third parties.  In a short sale, a prospective seller borrows shares from a shareholder or broker and sells the borrowed shares.  The prospective seller hopes that the share price will decline, at which time the seller can purchase shares at a lower price for delivery back to the lender.  The seller profits when the share price declines because it is purchasing shares at a price lower than the sale price of the borrowed shares.  Such sales could place downward pressure on the price of our ADSs by increasing the number of ADSs being sold, which could further contribute to any decline in the market price of our ADSs.

 We may have to pay liquidated damages to the holders participating in the January 2012 exchange offer, which would increase our expenses and reduce our cash resources.

In connection with the issuance of the debentures and warrants in the January 2012 exchange offer, we entered into the Registration Rights Agreement.  Under the terms of the Registration Rights Agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the Registration Rights Agreement or we otherwise fail to comply with certain provisions set forth in the Registration Rights Agreement, we will be required to pay the holders participating in the exchange, as liquidated damages, 1.0% of the aggregate principal amount of Existing Debentures exchanged by each such holder in the Exchange for each 30-day period (or a pro rata portion thereof) during which such failure continues.  There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payment of liquidated damages.  Any payment of liquidated damages would increase our expenses, reduce our cash resources and may limit or preclude us from advancing our product candidates through clinical trials or otherwise growing our business.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual reports and special reports and other information with the SEC.  However, as a foreign private issuer, we and our shareholders are exempt from some SEC reporting requirements, including, without limitation, proxy solicitation rules, short-swing insider profit disclosure rules of Section 16 of the Exchange Act with respect to our ordinary shares and the rules regarding the furnishing of quarterly reports to the SEC, which are required to be furnished only if required or otherwise provided in our home country domicile.

Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.  The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, USA.  The public may obtain information on the operation of the SEC’s public reference room by calling the SEC in the United States at 1-800-SEC-0330.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus.  We incorporate by reference into this prospectus the document listed below:

•	our annual report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 26, 2012.

In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

You may request a copy of the documents incorporated by reference herein at no cost to you by writing or telephoning us at our principal executive offices, located at 4, rue du Dauphine, Parc d’Activites la Poudrette-Lamartine, 69120 Vaulx-en-Velin, France, + 33 (0) 4 7215 3150, attention:  Blandine Confort.

Information in this prospectus may be modified by information included in subsequent Exchange Act filings that we incorporate by reference, the result of which is that only the information as modified will be part of this prospectus.  Other information in this prospectus will not be affected by the replacement of this superseded information, nor will an investor’s ability to rely on such superseded information be affected, to the extent such reliance occurs prior to the delivery of the superseding information.

Additional information regarding us may be obtained on our website at www.edap-tms.com, which is not intended to be an active link into this prospectus.  Such information is not incorporated by reference into this prospectus.

You should rely only on the information that we provide or incorporate by reference in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date indicated in the relevant documents.

FORWARD−LOOKING STATEMENTS

The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act.  Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference into this prospectus.

Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties.  Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements.  Forward-looking statements often, although not always, include words or phrases such as the following:  “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”  You should not unduly rely on forward-looking statements contained or incorporated by reference into this prospectus.

Actual events or results may differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control.  These factors include, without limitation:

•	the effects of intense competition in the markets in which we operate;
•	the uncertainty of market acceptance for our HIFU devices;
•	the clinical status of our HIFU devices;
•	the uncertainty of reimbursement status of procedures performed with our products;
•	the market potential for our Sonolith i-move device;
•	the impact of government regulation, particularly relating to public healthcare systems and the commercial distribution of medical devices;
•	the uncertainty in the FDA approval process, mostly changes in FDA recommendations and guidance;
•	dependence on our strategic suppliers;
•	any event or other occurrence that would interrupt operations at our primary production facility;
•	reliance on patents, licenses and key proprietary technologies;
•	product liability risk;
•	risk of exchange rate fluctuations, particularly between the euro and the U.S. dollar and between the euro and the Japanese yen;
•	fluctuations in results of operations due to the cyclical nature of demand for medical devices;
•	risks associated with the current uncertain worldwide economic and financial environment;
•	risks associated with our outstanding warrants and debentures; and
•	risks relating to ownership of our securities.

You should also consider the information contained under the headings “Risk Factors” herein and in Item 3 “Risk Factors” and Item 5 “Operating and Financial Review and Prospects,” in our Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference into this prospectus.

Any forward-looking statement speaks only as of the date on which that statement is made.  We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the ordinary shares offered hereby.  However, we will receive the exercise price of any warrants.  To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes, including working capital.

CURRENCY AND EXCHANGE RATES

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in euros for the period indicated and the average of such exchange rates, and the exchange rate at the end of such period, in each case, for the dates and periods through December 31, 2008 based upon the noon buying rates as quoted by the Federal Reserve Bank of New York, and for all dates and periods subsequent to December 31, 2008, based upon the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

	Year Ended December 31,
	2007	2008	2009	2010	2011
High	0.78	0.80	0.80	0.82	0.77
Low	0.67	0.62	0.66	0.69	0.67
Rate at end of period	0.68	0.72	0.70	0.75	0.77
Average rate per period	0.73	0.68	0.72	0.75	0.72

	November 2011	December 2011	January 2012	February 2012	March 2012	April 2012	May 2012(1)
High	0.76	0.77	0.79	0.74	0.77	0.77	0.76
Low	0.72	0.74	0.76	0.72	0.75	0.75	0.76
Rate at end of period	0.74	0.77	0.77	0.73	0.75	0.75	0.76
Average rate per period	0.74	0.76	0.77	0.73	0.76	0.76	0.76
(1) Through May 4, 2012.

On May 4, 2012, the exchange rate for one US dollar expressed in euros based upon the exchange rate as set forth in the H.10 statistical release was €0.76

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our unaudited consolidated short-term debt and capitalization as of December 31, 2011, in accordance with U.S. GAAP.

Except as disclosed below, there have been no material changes to our consolidated capitalization since December 31, 2011.  This table should be read in conjunction with our financial statements, which are incorporated by reference into this prospectus.

	December 31, 2011
	€	$ (1)
	Actual (in thousands, unaudited)
Current portion of capital lease	557	722
Capital lease obligations, less current portion	695	901
Short-term debt, including current portion of long-term debt	9218	11,959
Long-term debt net of current portion of long-term debt	720	934
Shareholders’ equity:
Share capital	1,784	2,315
Additional paid-in capital	39,784	51,614
Retained earnings, including cumulative foreign translation adjustment	(28,093)	(36,446)
Cumulative other comprehensive income	(3,590)	(4,658)
Treasury stock	(1,172)	(1,520)
Total shareholders’ equity	8,714	11,305
Total capitalization	19,903	25,822

(1)	Dollar amounts have been translated solely for the convenience of the reader at an exchange rate of €1 = $1.2974.

Subsequent to December 31, 2011, we issued 1,948,871 new ordinary shares in the form of ADSs in connection with the January 2012 exchange offer and 2,812,500 new ordinary shares in the form of ADSs in connection with a registered direct placement in March 2012.

SELLING SHAREHOLDERS

The table below lists the selling shareholders and other information regarding the beneficial ownership of securities by each of the selling shareholders.  The second column lists the number of securities beneficially owned by each selling shareholder based on its ownership of warrants and debentures as of May 4, 2012, assuming full exercise of warrants and the maximum number of ordinary shares that may be received by each selling shareholder as interest shares on the debentures making the assumptions described below, without regard to any limitations on conversions or exercise. The second column does not take into account any sales or purchases of shares by any of the selling shareholders following that date. The third column lists the maximum number of ordinary shares that may be sold by each selling shareholder pursuant to this prospectus upon exercise of the warrants.  The fourth column lists the maximum number of ordinary shares that may be sold by the selling shareholders pursuant to this prospectus as interest shares on the debentures.

The total maximum number of ordinary shares that may be sold by the selling shareholders pursuant to this prospectus as interest shares on the debentures was calculated based on the registrant’s reasonable good-faith estimate of the maximum number of ordinary shares that may be issued in payment of interest on our outstanding debentures, calculated on the basis of the maximum total interest amount due under the initially issued debentures divided by an estimated price per ordinary share of $1.9183, which represents 90% of the volume-weighted average price of the registrant’s ADSs as listed on the Nasdaq Global Market over the 20 consecutive trading days from March 5, 2012 to March 31, 2012. The total number of ordinary shares that may be issuable as interest shares may exceed such number of shares because it is based on the market prices of the our ADSs over a specified period prior to each interest payment date.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent the exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of our ordinary shares that would exceed 9.999% of our then outstanding ordinary shares following such conversion or exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of the warrants which have not been exercised.  The selling shareholders may sell all, some or none of their ordinary shares registered pursuant to the registration statement of which this prospectus forms a part.  See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus Upon Exercise of warrants	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus as Interest Shares on debentures (1)	Number of Ordinary Shares Owned After Offering
Liberty Harbor Master Fund I, L.P.	1,945,781 (2)	408,691	547,360	989,730
Bruce Fund, Inc.	1,247,091 (3)	-	156,388	1,090,703
Professional Life & Casualty	425,980 (4)	-	78,194	347,786
Total	3,618,852	408,691	781,942	2,428,219

__________________

(1)
Based on our reasonable good-faith estimate of the maximum number of ordinary shares that may be issued in payment of interest on our outstanding debentures, calculated on the basis of the maximum total interest amount due under the initially issued debentures divided by an estimated price per ordinary share of $1.9183, which represents 90% of the volume-weighted average price of our ADSs as listed on the Nasdaq Global Market over the 20 consecutive trading days from March 5, 2012 to March 31, 2012. The total number of ordinary shares that may be issuable as interest shares may exceed such number of shares because it is based on the market prices of the our ADSs over a specified period prior to each interest payment date.

(2)
Includes 864,730 ordinary shares owned by the selling shareholder as of May 4, 2012, 408,691 ordinary shares issuable upon exercise of the warrants issued to the selling shareholder in the January 2012 exchange offer, which may be offered or sold purusant to this prospectus, 547,360 ordinary shares that may be issued in payment of interest on its debentures and 125,000 ordinary shares issuable upon exercise of other warrants owned by Liberty Harbor Master Fund I, L.P.

(3)	Includes 1,090,703 ordinary shares owned by the selling shareholder as of May 4, 2012 and 156,388 ordinary shares that may be issued in payment of interest on its debentures.

(4)	Includes 347,786 ordinary shares owned by the selling shareholder as of May 4, 2012 and 78,194 ordinary shares that may be issued in payment of interest on its debentures.

DESCRIPTION OF SHARE CAPITAL

 Issued capital

 Share capital structure

Information on our share capital is provided in Item 10 “Additional Information” in our Annual Report on Form 20-F for the year ended December 31, 2011, incorporated by reference into this prospectus.

 Number of shares issued

As of May 4, 2012, our share capital consisted of 18,638,801 issued ordinary shares, fully paid, and with a par value of €0.13 each, 18,257,273 of which were outstanding.  We have no preferred shares outstanding.

Our ordinary shares have not been pledged as collateral in any way.

 Capital authorized and not issued

The Shareholders’ Meeting of EDAP TMS S.A. held on May 24, 2011, or the 2011 Shareholders’ Meeting, authorized the Board of Directors to increase the share capital of EDAP TMS S.A., including in cases of tender or exchange offers, through the issuance of shares or other securities, for a maximum total nominal amount of 1,300,000 euros, corresponding to 10,000,000 new ordinary shares. This total maximum amount must be adjusted to take into account as of May 4, 2012, the issuance of new shares following our January 2012 exchange offer, payments of quarterly interest paid in shares, and our March 2012 registered direct offering of new shares, reducing the maximum number of shares authorized to be issued to 4,891,148.

Additional information on the current authorizations granted by the 2011 Shareholders’ Meeting to the Board of Directors in respect of capital increases is provided in the Report of the Board of Directors to the Ordinary and Extraordinary General Meeting of May 24, 2011 and the Draft Resolutions to be submitted to the Ordinary and Extraordinary General Meeting of May 24, 2011 on Form 6-K filed on April 28, 2011 with the SEC.

The Company’s bylaws contemplate the issuance of preferred shares but they do not currently mention specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the shareholders in an extraordinary general meeting.

The following table shows all the current authorizations granted by the 2011 Shareholders’ Meeting to the Board of Directors in respect of capital increases, and the usage made of these powers through May 4, 2012.

NATURE OF AUTHORIZED OPERATION	Valid through	Maximum amount of capital increase (par value) (in euros)	Use of delegation since May 24, 2011	Balance
Authorization to be granted to the Board of Directors to renegotiate the indebtedness of the Company and in particular to amend the terms of the convertible bonds with detachable warrants to purchase ordinary shares issued by the Company on October 29, 2007 (the “OCRABSA”), including by means of issuance of the implementation of any premium payable in shares issuance	18 months	1,300,000	No	N/A
Issuance of shares, with cancellation of shareholders’ preferential subscription rights, reserved for OCRABSA holders for payments in the form of shares related to the OCRABSA;	18 months	1,300,000	Yes	1,254,827
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights in favor of OCRABSA holders to be offered in exchange for the OCRABSA in the context of a private exchange offer that may be initiated by the Company	18 months	1,300,000	Yes	1,046,647
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription right in favor of OCRABSA holders who contractually waive their rights to conversion or reimbursement of all or part of their OCRABSA	18 months	1,300,000	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with preferential subscription rights for shareholders	26 months	1,300,000	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital or giving rights to debt securities issued by the Company, with cancellation of shareholders’ preferential subscription rights, by means of a public offering	26 months	1,300,000	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of one or several categories of persons who meet certain specified characteristics	18 months	1,300,000	Yes	934,375
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights, in favor of practitioners who use the Company’s technologies and meet certain specified characteristics	18 months	1,300,000	No	N/A
Issuance of shares or other securities giving access to the Company’s share capital, with cancellation of shareholders’ preferential subscription rights in favor of the following category of persons: directors and officers of the Company in office at the date of issuance of the shares or other securities, and natural persons who have an employment contract with the Company at the date of issuance of the shares or other securities	18 months	1,300,000	No	N/A

 Reconciliation of the number of issued and fully-paid ordinary shares outstanding on the opening date of fiscal year 2011 and on May 4, 2012:

Number of ordinary shares as of the opening date of the fiscal year 2011	13,389,929
Issuance of interest shares on Convertible Debentures for Q4 2010 (Jan 1, 2011)	73,377
Issuance of interest shares on Convertible Debentures for Q1 2011 (Apr 1, 2011)	66,643
Issuance of interest shares on Convertible Debentures for Q2 2011 (July 1, 2011)	78,622
Issuance of interest shares on Convertible Debentures for Q3 2011 (Oct 1, 2011)	117,961
Issuance of interest shares on Convertible Debentures for Q4 2011 (Jan 1, 2012)	150,898
Issuance of shares as a consequence of the Exchange (Jan 25, 2012)	1,948,871
Issuance of shares as a consequences of the registered direct placement (Mar 28, 2012)	2,812,500
Number of ordinary shares as of May 4, 2012	18,638,801

 Treasury shares held by the issuer

As of May 4, 2012, the 381,528 shares of treasury stock consisted of (i) 331,988 ordinary shares acquired between August and December 1998 for €956 thousand, and (ii) 49,540 ordinary shares acquired in June and July 2001 for €150 thousand.  All 381,528 shares of treasury stock have been acquired to cover outstanding stock options.

 Information concerning the terms governing any right of acquisition and/or any obligation attached to the capital subscribed, but not issued, or any undertaking to increase the capital

None

 Information on the capital of any member of the Group subject to an option or a conditional or unconditional agreement to place it under option

None

 History of the share capital

The table below shows the evolution of EDAP TMS S.A.’s share capital over the last three fiscal years through March 28, 2012.

Date	Operation	Number of shares issued	Par value (0.13€ nominal value / share issued)	Premium (in €)	Value of share increase capital (in €)	Cumulative number of shares outstanding
2007	No Issuance of new shares					9,324,397
01-Jan-08	Number of shares outstanding					9,200,757
01-Jul-08	Issuance of Q2 2008 9% converts interest shares	155,615	20,229.95	265,244.91	285,474.86	9,356,372
01-Oct-08	Issuance of Q3 2008 9% converts interest shares	226,221	29,408.73	285,038.46	314,447.19	9,606,805
01-Apr-09	Issuance of Q1 2009 9% converts interest shares	355,223	46,178.99	291,948.38	338,127.37	9,962,028
03-Jul-09	Issuance of Performance stocks to employees	11,775	1,530.75		1,530.75	9,973,803
24-Aug-09	Issuance of shares upon conversion of bonds	440,182	57,223.66	1,961,906.41	2,019,130.07	10,413,985
01-Oct-09	Issuance of Q3 2009 9% converts interest shares	96,320	12,521.60	250,342.74	262,864.34	10,510,305
01-Jan-10	Issuance of Q4 2009 9% converts interest shares	148,521	19,307.73	247,905.04	267,212.77	10,658,826
10-Mar-10	Issuance of shares upon conversion of bonds	286,132	37,197.16	1,164,419.30	1,201,616.46	10,944,958
01-Apr-10	Issuance of Q1 2010 9% converts interest shares	126,084	16,390.92	247,480.92	263,871.84	11,071,042
13-Apr-10	Issuance of shares upon conversion of bonds	53,332	6,933.16	219,867.25	226,800.41	11,124,374
01-Jul-10	Issuance of Q2 2010 9% converts interest shares	160,463	20,860.19	264,395.58	285,255.77	11,284,837
01-Oct-10	Issuance of Q3 2010 9% converts interest shares	163,079	21,200.27	235,283.52	256,483.79	11,447,916
22-Nov-10	Issuance of shares upon conversion of bonds	100,742	13,096.46	423,071.80	436,168.26	11,566,658
31-Dec-10	Issuance of shares upon Exchange Offer	1,441,743	187,426.59	3,785,777.01	3,973,203.60	13,008,401
01-Jan-11	Issuance of Q4 2010 9% converts interest shares	73,377	9,539.01	244,007.57	253,546.58	13,081,778
01-Apr-11	Issuance of Q1 2011 9% converts interest shares	66,643	8,663.59	157,623.01	166,286.60	13,148,421
01-Jul-11	Issuance of Q2 2011 9% converts interest shares	78,622	10,220.86	153,230.50	163,451.36	13,227,043
01-Oct-11	Issuance of Q3 2011 9% converts interest shares	117,961	15,334.93	159,619.15	174,954.08	13,345,004
01-Jan-12	Issuance of Q4 2011 9% converts interest shares	150,898	19,616.74	162,967.62	182,584.36	13,495,902
25-Jan-12	Issuance of shares as a result of Exchange	1,948,871	253,353.23	3,613,038.02	3,866,391.25	15,444,773
28-Mar-12	Issuance of shares in registered direct placement	2,812,500	365,625	3,848,173.79	4,213,798.79	18,638,801

 Convertible, exchangeable securities and securities with subscription warrants

In January 2012, we exchanged the convertible debentures and warrants we issued in our October 2007 private placement for new non-convertible debentures and warrants to purchase up to 408,691 new shares.  As a result of the exchange, all of the convertible debentures and warrants issued in our October 2007 private placement were cancelled. In March 2012, as part of a registered direct placement, we issued warrants to purchase up to 1,575,000 new shares. Additional information regarding the exchange and the March 2012 placement is provided in Item 8 “Financial Information – Significant Changes as of April 26, 2012” of our Annual Report of Form 20-F for the fiscal year ended December 31, 2011.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

 American Depositary Shares

Our ordinary shares are traded on The NASDAQ Global Market of The NASDAQ Stock Market, Inc. in the form of ADSs delivered by The Bank of New York Mellon pursuant to the deposit agreement dated as of July 31, 1997, as amended and restated as of April 7, 2008, among our company, The Bank of New York Mellon, as depositary, and all owners and beneficial owners from time to time of ADSs issued.  Any ordinary shares that may be sold pursuant to this prospectus will be delivered in the form of ADSs.  The ADSs may be uncertificated securities or certificated securities evidenced by American Depositary Receipts, or ADRs.  Each ADS will represent one share (or a right to receive one share) deposited with the principal Paris office of CACEIS, as custodian for the depositary.  Each ADS will also represent any other securities, cash or other property which may be held by the depositary.  The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.  The Bank of New York’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either directly or indirectly through your broker or other financial institution.  If you hold ADSs directly, you are an ADS holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights.  French law governs shareholder rights.  The depositary will be the holder of the shares underlying your ADSs.  As a holder of ADSs, you will have ADS holder rights.  A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADR holder rights as well as the rights and obligations of the depositary.  New York law governs the deposit agreement and the ADRs.

We refer to the shares that are at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement as “Deposited Securities.”

The following is a summary of the material provisions of the deposit agreement.  For more complete information, you should read the entire deposit agreement and the form of ADR.  Directions on how to obtain copies of those documents are provided under “Where you can find more information about us.”

 Deposit, Transfer and Withdrawal

French law provides that ownership of shares generally be evidenced only by an inscription in an account in the name of the holder maintained by either the issuer or an authorized intermediary such as a bank.  See Item 10 “Additional Information—Memorandum and Articles of Association—Form and Holding of Shares (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference into this prospectus.  Thus, all references to the deposit, surrender and delivery of our ordinary shares refer only to book-entry transfers and do not contemplate the physical transfers of certificates representing the ordinary shares in France.

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon deposit with the custodian of our ordinary shares, or evidence of rights to receive our ordinary shares, and pursuant to appropriate instruments of transfer, it will deliver through its Corporate Trust Office to the person or persons specified by the depositor, ADSs registered in the name or names of such person or persons for the number of ADSs issuable in respect of such deposit, upon payment to the depositary of its fees and expenses and of any taxes or charges.

Upon surrender of an ADS at the Corporate Trust Office of the depositary for the purpose of withdrawal of the Deposited Securities represented by the ADSs, payment of the fees, governmental charges and taxes provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the provisions of the deposit agreement, the Company’s articles of association and the Deposited Securities, ADS owners are entitled to delivery to it or upon its order of the ordinary shares and any other Deposited Securities at the time represented by the ADSs at the Corporate Trust Office of the depositary or at the office of the custodian in Paris.  The forwarding for delivery at the Corporate Trust Office of the depositary of cash, other property and documents of title for such delivery will be at the risk and expense of the ADS holder.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADSs prior to the receipt of shares, referred to as a “Pre-Release.”  The depositary may deliver ordinary shares upon the surrender of ADSs which have been Pre-Released, whether or not such surrender is prior to the termination of such Pre-Release or the depositary knows that such ADS has been Pre-Released.  The depositary may receive ADSs in lieu of our ordinary shares in satisfaction of a Pre-Release.  Each Pre-Release must be (a) preceded or accompanied by a written representation and agreement from the person to whom the ADSs or shares are to be delivered, or the Pre-Releasee, that the Pre-Releasee, or its customer, (i) owns the ordinary shares or ADSs to be remitted, as the case may be, (ii) transfers all beneficial right, title and interest in such shares or ADSs as the case may be, to the depositary in its capacity as such and for the benefit of the beneficial owners, and (iii) will not take any action with respect to such shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the depositary disposing of such shares or ADSs, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary determines, in good faith, will provide similar liquidity and security, (c) terminable by the depositary on not more than five (5) business days’ notice and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate.  The number of our ordinary shares not deposited but represented by ADSs outstanding at any time as a result of Pre-Releases will not normally exceed 30% of the ordinary shares deposited under the deposit agreement, but the depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with our prior written consent, change such limit for purposes of general application.  The depositary will also set dollar limits with respect to Pre-Release transactions to be entered into with any particular Pre-Releasee on a case-by-case basis as the depositary deems appropriate.  For purposes of enabling the depositary to fulfill its obligations to the owners of ADSs under the deposit agreement, the collateral referred to in clause (b) above will be held by the depositary as security for the performance of the Pre-Releasee’s obligations to the depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver shares or ADSs upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities under the deposit agreement).  Neither we nor the custodian will incur any liability to the owners or beneficial owners of ADSs as a result of certain aspects of Pre-Releases.

 Dividends, Other Distributions and Rights

Subject to any restrictions imposed by applicable law, regulations or applicable permits, the depositary will be required to convert or cause to be converted into U.S. dollars, to the extent it can do so on a reasonable basis, and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, or foreign currency, including Euros, that it receives in respect of the Deposited Securities and to distribute the resulting dollar amount (net of fees and expenses of the Depositary) as promptly as practicable to the owners of the ADSs entitled thereto, in proportion to the number of ADSs representing such Deposited Securities held by them.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADSs or otherwise.  The amount distributed will be reduced by any amount on account of taxes to be withheld by us or the depositary.  See “Certain Income Tax Considerations—Taxation of U.S. Investors—Dividends and Paying Agent” below.

If any foreign currency cannot be converted to U.S. dollars in whole or in part, and transferred, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary cannot be promptly obtained, the depositary shall, as to the portion of the foreign currency that is convertible, make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and as to the non-convertible balance, distribute foreign currency received by it to each owner requesting in writing such distribution and hold the balance of such foreign currency not so distributed uninvested for the respective accounts of the owners of ADRs entitled thereto, without liability for the interest thereon.

In certain circumstances, the depositary has agreed to use its reasonable efforts to enable U.S. resident beneficial owners of ADRs to comply with certain procedures that may be required by the French Treasury for purposes of obtaining treaty benefits in respect of dividends or other distributions of the Company.  See Item 10 “Additional Information—Taxation

of U.S. Investors—Procedures for Claiming Treaty Benefits” in our Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference into this prospectus.  For a description of certain material French tax consequences of purchasing, owning and disposing of ADSs, see “Certain Income Tax Considerations—Taxation-French Taxation” and “Certain Income Tax Considerations—Taxation—Taxation of U.S. Investors” below.

If we declare a dividend in, or free distribution of, our ordinary shares, the depositary may, upon prior consultation with and approval of us, and shall if we so request, distribute to the owners, in proportion to the number of ADSs representing such Deposited Securities held by them, respectively, an aggregate number of ADSs that represents the amount of ordinary shares received as such dividend or free distribution in respect of such Deposited Securities, subject to the terms and conditions of the deposit agreement with respect to the deposit of our ordinary shares and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary.  The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such the Securities Act.  In lieu of delivering fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement.  Each ADS shall thenceforth also represent the additional ordinary shares distributed upon the Deposited Securities represented thereby.

If we offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with us, will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, or if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines that it is lawful and feasible to make such rights available to all owners or to certain owners of ADSs but not to other owners, the depositary may, and at our request will, distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate.

If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may, and at our request will, sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owner to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary as provided in the deposit agreement, any expenses in connection with such sale and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the deposit agreement) for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADSs, or otherwise.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.  See “Risk Factors—Risks Relating to Ownership of Securities—Preferential subscription rights may not be available to U.S. persons.”

In circumstances in which rights would not otherwise be distributed, if an owner of ADSs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that (a) we have elected in our sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

If the depositary has distributed warrants or other instruments for rights, upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of our ordinary shares to be received upon exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the ordinary shares, and we shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such owner.  As agent for such owner, the depositary will cause the ordinary shares so purchased to be deposited, and will deliver an ADSs to such owner pursuant to the deposit agreement.

The depositary will not offer rights to owners of ADSs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act.  Notwithstanding any terms of the deposit agreement to the contrary, we shall have no obligation to prepare and file a registration statement for any purpose.  The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner or owners in particular.

Whenever the depositary shall receive any distribution other than cash, our ordinary shares or rights in respect of the Deposited Securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to the respective holdings of the owners, in any manner that the depositary, after consultation with us, may reasonably deem equitable and practicable for accomplishing such distribution.  If, in the opinion of the depositary, such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed) the depositary deems such distribution not feasible, the depositary may, after consultation with us, adopt such method as we may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, with the net proceeds of any such sale (net of the fees of the depositary) to be distributed by the depositary to the owners of ADSs entitled thereto as in the case of a distribution received in cash.

Whenever the depositary receives notice from us that we have declared a dividend or other distribution payable in our ordinary shares or cash at the election of each holder of our ordinary shares, or as otherwise payable if no such election is made pursuant to the terms of the relevant distribution, the depositary will mail a notice to the owners of the ADSs informing them of the distribution and stating that owners of ADSs will be entitled, subject to any applicable provisions of French law, our articles of association or the relevant terms of such distribution, to instruct the depositary as to the form in which such owner elects to receive the distribution.  Upon a timely written request from an owner, the depositary will endeavor, insofar as practicable, to make the requested election and distribute cash or shares, as the case may be, to such owners in accordance with the terms of the deposit Agreement.  If the depositary does not receive timely instructions from any owner of ADSs as to such owner’s election, the depositary will not make any election with respect to the ordinary shares represented by such owner’s ADSs and will distribute the ordinary shares or cash it receives, if any, in respect of such shares to the relevant owner.

If the depositary determines that any distribution of property other than cash (including our ordinary shares and rights to subscribe therefore) is subject to any tax or other governmental charge which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners of ADSs entitled thereto in proportion to the number of ADSs held by them, respectively.

Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities that shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of Deposited Securities will be treated as new Deposited Securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional ADSs are delivered pursuant to the following sentence.  In any such case the depositary may, with our approval and will if we so request, execute and deliver additional ADSs as in the case of a distribution in ordinary shares, or call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing such new Deposited Securities.

 Record Dates

Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the depositary gives effect to a change in the number of our shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares or other Deposited Securities, or whenever the depositary shall find it necessary or convenient, the depositary will fix a record date, which shall be the same date as for the ordinary shares or a date fixed after consultation with us and as close thereto as practicable (i) for the determination of the owners of ADRs who shall be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (b) entitled to give instructions for the exercise of voting rights at any such meeting, (ii) for fixing the date on or after which each ADS will represent the changed number of ordinary shares, all subject to the provisions of the deposit agreement or (iii) to facilitate any other matter for which the record date was set.

 Voting of Deposited Securities

The procedures described herein must be followed in order for owners of ADSs to give voting instructions in respect of the underlying shares.

We will use reasonable efforts to request that the depositary notify owners of ADSs of upcoming votes and ask for voting instructions from such owners.  Upon receipt by the depositary of notice of any meeting of holders of ordinary shares or other Deposited Securities, the depositary shall, at our request, mail to the owners of the ADRs (i) a copy or summary in English of the notice of such meeting sent by us, (ii) a statement that such owner as of the close of business on a record date established by the depositary pursuant to the deposit agreement (which will normally be approximately five days before such meeting) will be entitled, subject to any applicable provisions of French law, our articles of association and the Deposited Securities (which provisions, if any, will be summarized in pertinent part in such statement), to instruct the depositary with regard to the exercise of the voting rights, if any, pertaining to the ordinary shares or other Deposited Securities represented by such owner’s ADSs, (iii) copies or summaries in English of any materials or other documents provided by us for the purpose of enabling such owners to give instructions for the exercise of such voting rights and (iv) a voting instruction card setting forth the date established by the depositary for the receipt of such voting instruction card, or the Receipt Date.  The voting instruction card shall include an express indication that such instructions may be given or deemed given (as explained below) (a) if no voting instruction card is received by the depository on or before the Receipt Date, (b) if the depositary receives an improperly completed or blank voting instruction card or (c) if the voting instructions included in the voting instruction card are illegible or unclear.  Voting instructions may be given only in respect of a number of ADSs representing an integral number of shares.  For a discussion of certain requirements relating to an ADR holder’s right to vote, see Item 10 “Additional Information—Memorandum and Articles of Association—Attendance and Voting at Shareholders’ Meetings (French law)” in our Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference into this prospectus.

Upon receipt by the depositary from an owner of ADSs of a properly completed voting instruction card on or before the Receipt Date, the depositary will either, in its discretion (i) use reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card or (ii) forward such instructions to the custodian and the custodian will use its reasonable efforts, insofar as practical and permitted under any applicable provisions of French law and our articles of association, to vote or cause to be voted the ordinary shares represented by such ADSs in accordance with any non-discretionary instructions set forth in such voting instruction card.  If no voting instruction card is received by the depositary from an owner with respect to any of the ordinary shares represented by such owner’s ADSs on or before the receipt date, or if the voting instruction card is improperly completed or blank, or if the voting instructions included in the voting instruction card are illegible or unclear, such owner shall be deemed to have instructed the depositary to vote such shares and the depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.

We and the depositary may modify or amend the above voting procedures or adopt additional voting procedures from time to time as we and the depositary determine may be necessary or appropriate to comply with French or United States law or our articles of association.  There can be no assurance that such modifications, amendments or additional voting procedures will not limit the practical ability of owners and beneficial owners of ADSs to give voting instructions in respect of the ordinary shares represented by ADSs or will not include restrictions on the ability of owners and beneficial owners of ADSs to sell ADSs during a specified period of time prior to a shareholders’ meeting.

 Reports and Other Communications

The depositary will make available for inspection by owners of ADSs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary, the custodian or a nominee of either as the holder or the Deposited Securities and (b) transmitted to the holders of our shares or other Deposited Securities by us.  The depositary will also, at our request, send to the owners copies of such reports, notices and communications when furnished by us pursuant to the deposit agreement, including English-language versions, as applicable, of any such reports, notices and communications.

 Amendment and Termination of the Deposit Agreement

The form of ADSs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which we and the depositary may deem necessary or desirable without the consent of the owners of ADSs.  However, any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of ADS owners, will not take effect as to outstanding ADSs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADSs.  Every owner of an ADS at the time any such amendment so becomes effective, will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.  In no event will any amendment impair the right of any owner of an ADS to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADSs then outstanding 30 days prior to the date fixed in such notice for such termination.  The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADSs then outstanding, if any time 60 days having expired after the depositary will have delivered to us written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement.  If any ADSs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter will discontinue the registration of transfers of ADSs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the Deposited Securities, the sale of rights and other property and the delivery of underlying ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs (after deducting the fees of the depositary and other expenses set forth in the deposit agreement).  At any time after the expiration of one year from the date of termination, the depositary may sell the Deposited Securities then held thereunder and hold uninvested the net proceeds of such sale together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not theretofore surrendered their ADSs, such owners thereupon becoming general creditors of the depositary with respect to such net proceeds.  After making such a sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting the fees of the depositary and other expenses set forth in the deposit agreement and any applicable taxes or other governmental charges).

 Charges of Depositary

The depositary will charge any party depositing or withdrawing ordinary shares or any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or Deposited Securities or a distribution of ADSs pursuant to the deposit agreement) where applicable; (1) taxes and other governmental charges; (2) such registration fees as may from time to time be in effect for the registration of transfers of shares generally on the share register of the Company (or any appointed agent of the Company for transfers and registration of shares) and applicable to transfers of ordinary shares to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals; (3) such cable, telex and facsimile transmissions expenses as are expressly provided in the deposit agreement; (4) such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement; (5) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the delivery and for the surrender of ADSs pursuant to the deposit agreement; (6) a fee of $0.02 or less per ADS (or portion thereof) for any cash distribution pursuant to the deposit agreement; and (7) a fee for the distribution of securities other than ordinary shares under the deposit agreement, such fee being in an amount equal to the fee for the delivery referred to above which would have been charged as a result of the deposit of such securities and (treating all such securities as if they were shares) if they had not been instead distributed by the depositary to owners of the ADSs.

The depositary, pursuant to the deposit agreement, may own and deal in any class of our securities and in ADSs.

 Liability of Owner for Taxes

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADS or any Deposited Securities represented by the ADSs evidenced by such ADS, such tax or other governmental charge will be payable by the owner of such ADS to the depositary.  The depositary may refuse to effect any transfer of such ADS or any withdrawal of Deposited Securities underlying such ADS and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADS will remain liable for any deficiency.

 Transfer of American Depositary Shares

The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books (when other than in the ordinary course of business in consultation with us to the extent practicable) at any time, or from time to time, when deemed expedient by it in connection with the performance of its duties or at our written request.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon, or withdrawal of any Deposited Securities, the Company, depositary, custodian or Registrar may require payment from the owner of the ADS or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer, registration or conversion fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADSs.

The depositary may refuse to effect the transfer of the ADSs, to register the transfer of any ADS or to make any distribution on, or related to, shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.  The delivery, transfer, registration of transfer of outstanding ADSs and surrender of ADSs generally may be suspended or refused during any period when the transfer books of the depositary, the Company and the Registrar are closed or if any such action is deemed necessary or advisable by the depositary or the Company, at any time or from time to time subject to the provisions of the deposit agreement.  Notwithstanding anything in the deposit agreement to the contrary, the surrender of outstanding ADSs and the withdrawal of Deposited Securities may not be suspended except as permitted in General Instruction I(A)(1) to Form F-6 (as such form may be amended from time to time) under the Securities Act, which currently permits suspension only in connection with (i) temporary delays caused by closing the transfer books of the depositary or the Company or the deposit of shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or the withdrawal of the Deposited Securities.  See “—Voting of Deposited Securities” with respect to additional transfer restrictions.

 Acquisitions of ADSs

Pursuant to the terms of the deposit agreement, all notifications and approvals required pursuant to our articles of association or under French law in connection with the acquisition of ordinary shares are applicable in all respects.

 General

Neither the depositary nor we, or our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADSs if by reason of any provision of any present or future law or regulation of the United States, France or any other country, or of any other governmental or regulatory authority or stock exchange or by reason of any provision, present or future, of our articles of association, or by reason of any act of God or war or other circumstance beyond its or our control, the depositary or us or any of its or our directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the Deposited Securities it is provided will be done or performed; nor will we or the depositary incur any liability to any owner or beneficial owner of ADSs by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement or our articles of association.

We and the depositary assume no obligation, nor shall either we or the depositary be subject to any liability under the deposit agreement, except that each agrees to perform their respective obligations specifically set forth therein without negligence or bad faith.

The depositary will keep books, at its Corporate Trust Office in The City of New York for the registration of transfers of ADSs, which at all reasonable times will be open for inspection by the owners of ADSs, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

The depositary may appoint one or more co-transfer agents for the purposes of effecting transfers, combinations and split-ups of ADSs at designated transfer offices on behalf of the depositary.  In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADSs and will be entitled to protection and indemnity to the same extent as the depositary.

 Governing Law

The deposit agreement is governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of warrants and as interest shares on debentures, or, collectively, the Securities, to permit the resale of the Securities by the selling shareholders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the Securities, although we will receive the applicable exercise price of any exercise of the warrants.  We will bear all fees and expenses incident to our obligation to register the Securities.

The selling shareholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	pursuant to Rule 144 under the Securities Act;
•	broker-dealers may agree with the selling security holders to sell a specified number of such Securities at a stipulated price per Security;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the Securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume.  The selling shareholders may also sell Securities short and deliver Securities covered by this prospectus to close out short positions.  Notwithstanding the foregoing, we have advised each selling shareholder that it may not use Securities registered on the registration statement of which this prospectus forms a part to cover short sales of Securities made prior to the date on which the registration statement shall have been declared effective by the SEC.  The selling shareholders may also loan or pledge Securities to broker-dealers that in turn may sell such Securities.

The selling shareholders may pledge or grant a security interest in some or all of the debentures, warrants or the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some U.S. states, the Securities may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Securities may not be sold unless such Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Securities registered pursuant to the registration statement, of which this prospectus forms a part.  If the selling shareholders use this prospectus for any sale of the Securities, they will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities.  All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the Registration Rights Agreement, estimated to be US$ 35,280 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the Securities will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

The following are the estimated expenses to be incurred by us in connection with the registration of the ordinary shares offered by the selling shareholders which will be paid by us.  All amounts shown are estimates except the SEC registration fee.  Any selling commissions, brokerage fees and any applicable transfer taxes, and fees and disbursements of counsel for the selling shareholders are payable individually by such selling shareholders.

Legal fees and expenses	US$30,000
Accounting fees and expenses	3,000
ADR conversion fees	2,000
SEC registration fee	180
Miscellaneous	100
Total	US$35,280

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or limited liability corporation, organized under the laws of the Republic of France.  The majority of our directors and executive officers reside in the Republic of France.  All or a substantial portion of our assets and of such persons’ assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce, either inside or outside the United States, judgments against us or such persons obtained in U.S. courts or to enforce in U.S. courts judgments obtained against such persons in courts in jurisdictions outside the United States, in each case, in any action predicated upon the civil liability provisions of the federal securities laws of the United States.  In an original action brought in France predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought.  In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

CERTAIN INCOME TAX CONSIDERATIONS

The following generally summarizes the material French and US tax consequences of purchasing, owning and disposing of our ordinary shares or ADSs (for the purposes of this section, the “Securities”).  The statements set forth below are based on the applicable laws, treaties and administrative interpretations of France and the United States as of the date hereof, all of which are subject to change.

This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all potential tax effects of the purchase, ownership or disposition of Securities.  It does not constitute legal or tax advice.

Investors should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of Securities in light of their particular circumstances, including especially the laws of all jurisdictions in which they are resident for tax purposes.

 French Taxation

The following summary of the French tax consequences of purchasing and disposing of Securities does not address the treatment of Securities that are held by a resident of France (except for purposes of describing related tax consequences for other holders) or in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France, or by a person that owns, directly or indirectly, 5% or more of the shares of the Company.  Moreover, the following discussion of the tax treatment of dividends only deals with distributions made on or after January 1, 2012.

There are currently no procedures available for holders that are not U.S. residents to claim tax treaty benefits in respect of dividends received on Securities registered in the name of a nominee.  Such holders should consult their own tax advisors about the consequences of owning and disposing of Securities.

France has recently introduced a comprehensive set of new tax rules applicable with respect to French assets (such as the Securities) that are held by/in foreign trusts.  These rules provide notably for the inclusion of trust assets in the settlor's net assets for purpose of applying the French wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French wealth tax and for a number of French tax reporting and disclosure obligations.  The following discussion does not address the specific French tax consequences applicable to Securities held by/in trusts.

 Taxation of Dividends on Securities - Withholding Tax

Dividends paid by a French corporation, such as EDAP, to non-residents normally are subject to a 30% French withholding tax (reduced to 21% since January 1, 2012 when non-residents are individuals resident from one of the countries of the European Economic Area, except Liechtenstein).

From January 1, 2012, dividends paid by a French corporation towards non-cooperative States or territories (Etat ou territoire non coopératif), within the meaning of Article 238-0 A of the French General Tax Code (a “Non-Cooperative State”), will be subject to French withholding tax at a rate of 55%.  Irrespective of the tax residence of the beneficiary of the dividends, a 55% withholding tax will be applicable (subject to certain exceptions and the more favorable provisions of an applicable double tax treaty, provided that the double tax treaty is found to apply and the relevant conditions are fulfilled) with respect to the dividends received in a Non-Cooperative State.  The list of Non-Cooperative States is published by ministerial executive order, which is updated on a yearly basis.

However, non-resident holders that are entitled to and comply with the procedures for claiming benefits under an applicable tax treaty may be subject to a reduced rate (generally 15%) of French withholding tax.  If a non-resident holder establishes its entitlement to treaty benefits prior to the payment of a dividend, then French tax generally will be withheld at the reduced rate provided under the treaty.

 Taxation on Sale or Disposition of Securities

Generally, holders, who are not residents of France for tax purposes, will not be subject to any French income tax or capital gains tax upon the sale or the disposal of Securities unless:

•
the holders have held more than 25% of EDAP dividend rights, known as (“droits aux bénéfices sociaux”), at any time during the preceding five years, either directly or indirectly, and, as relates to individuals, alone or with relatives; or

•	the holders are established or domiciled in a Non-Cooperative State, in which case they will be subject to a 50% tax on your capital gain; or
•
the holders transfer the Securities upon redemption or repurchase by EDAP in which case the proceeds may be partially or fully characterized as dividends under French domestic law and as a result, be subject to French dividend withholding tax.

If the holders are resident in a State with which France has signed a double tax treaty that contains more favorable provisions, the holders may be exempt from any French income or capital gains tax when they sell or dispose of any Securities even if one of the above statements applies to them.

Transfers of Securities issued by a listed French company such as EDAP will not be subject to French registration or stamp duty if such transfers are not evidenced by a written agreement (acte).  However, if the transfer is evidenced by a written agreement executed either in France or outside France, the transfer of Securities will be subject to a registration duty of (i) 3% for the portion of the sale price below €200,000, (ii) 0.5% for the portion of the sale price between €200,000 and €500,000,000, and (iii) 0.25% for the portion of the sale price exceeding €500,000,000. .Pursuant to article 5-I-E of the amended financial law for 2012 dated March 14, 2012, this degresive schedule will be replaced by an uncapped 0.1% registration duly assessed on the sale price as from August 1, 2012.

 Estate and Gift Tax

France imposes estate and gift tax on Securities of a French company that are acquired by inheritance or gift.  The tax applies without regard to the tax residence of the transferor.  However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

 Wealth Tax

Individuals who are not residents of France for purposes of French taxation are not subject to a wealth tax (Impôt de Solidarité sur la Fortune) in France as a result of owning an interest in the share capital of a French corporation, provided that such ownership interest is, directly and indirectly, less than 10% of the corporation’s share capital and does not enable the shareholder to exercise influence over the corporation.  Double taxation treaties may provide for a more favorable tax treatment.

 Taxation of U.S. Holders

 Shares

The following is a summary of the material French and U.S. federal income tax consequences of the purchase, ownership and disposition of Securities by a holder that is a resident of the United States for purposes of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994, (the “Treaty”), which entered into force on December 30, 1995 (as amended by the protocol described below and any subsequent protocols), and the tax regulations issued by the French tax authorities, and are fully eligible for benefits under the Treaty (a “U.S. holder”).

In particular, the United States and France signed a protocol on January 13, 2009, that entered into force on December 23, 2009 and make several significant changes to the Treaty, including changes to the “Limitation of Benefits” provision.  U.S. holders are advised to consult their own tax advisors regarding the effect the protocol may have on their eligibility for Treaty benefits in light of their own particular circumstances.

A holder generally will be entitled to Treaty benefits in respect of Securities if he is concurrently:

•	the beneficial owner of the Securities (and the dividends paid with respect thereto);
•
an individual resident of the United States, a U.S. corporation, or a partnership, estate or trust to the extent its income is subject to taxation in the United States in its hands or in the hands of its partners or beneficiaries;

•	not also a resident of France for French tax purposes; and
•	not subject to an anti-treaty shopping article that applies in limited circumstances

Special rules apply to pension funds and certain other tax-exempt investors.

If a partnership holds Securities, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  If a U.S. holder is a partner in a partnership that holds Securities, the holder is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its Securities.

For U.S. federal income tax purposes, a U.S. holder’s ownership of our ADSs will be treated as ownership of our underlying ordinary shares.

This summary does not deal with Securities that are not held as capital assets, and does not address the tax treatment of holders that are subject to special rules, such as banks, insurance companies, dealers in securities or currencies, regulated investment companies, persons that elect mark-to-market treatment, persons holding Securities as a position in a synthetic security, straddle or conversion transaction, persons that own, directly or indirectly, 5% or more of our voting shares or 5% or more of our outstanding capital and persons whose functional currency is not the U.S. dollar.

This summary does not discuss the treatment of Securities that are held in connection with a permanent establishment or fixed base through which a holder carries on business or performs personal services in France.  The summary is based on laws, treaties, regulatory interpretations and judicial decisions in effect on the date hereof, all of which are subject to change.  Such changes could apply retroactively and could affect the consequences described below.

Holders should consult their own tax advisors regarding the U.S. tax consequences of the purchase, ownership and disposition of Securities in the light of their particular circumstances, including the effect of any state or local laws.

 Dividends and Paying Agents

Generally, dividend distributions to non-residents of France are subject to French withholding tax at a 30% rate (reduced to 21% since January 1, 2012 when non-residents are individuals resident from one of the countries of the European Economic Area, except Liechtenstein) or to 55% as from January, 1 2012 if paid towards non-cooperative States or territories, as defined in Article 238-0 A of the French General Tax Code, irrespective of the tax residence of the beneficiary of the dividends if the dividends are received in such States or territories.

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. holder whose ownership of Securities is not effectively connected with a permanent establishment or fixed base that such U.S. holder has in France is reduced to 15% and a U.S. holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rate of 15%, if any.  For U.S. holders that are not individuals, the requirements for eligibility for Treaty benefits, including the reduced 15% withholding tax rate, contained in the “Limitation on Benefits” provision of the Treaty are complicated, and certain technical changes were made to these requirements by the new protocol.  U.S. holders are advised to consult their own tax advisers regarding their eligibility for Treaty benefits in light of their own particular circumstances.

French withholding tax will be withheld at the 15% Treaty rate if a U.S. holder has established before the date of payment that the holder is a resident of the United States under the Treaty by following the simplified procedure described below.

The gross amount of dividends that a U.S. holder receives (before the deduction of French withholding tax) generally will be subject to U.S. federal income taxation as ordinary dividend income to the extent paid or deemed paid out of the current or accumulated earnings and profits of the Company (as determined under U.S. federal income tax principles).  Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations.  To the extent that an amount received by a U.S. holder exceeds the allocable share of current and accumulated earnings and profits of the Company, such excess will be applied first to reduce such U.S. holder’s tax basis in its Securities and then, to the extent it exceeds the U.S. holder’s tax basis, it will constitute capital gain from a deemed sale or exchange of such Securities.  As the Company does not maintain “earnings and profits” computations, holders should assume that all distributions constitute dividends.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual before January 1, 2013 with respect to the Securities will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.”  Dividends paid on the Securities will be treated as qualified dividends if (i) the issuer is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC.  The Treaty has been approved for the purposes of the qualified dividend rules.  Based on our audited financial statements and relevant market and shareholder data, we do not believe we were a PFIC for U.S. federal income tax purposes with respect to our 2011 taxable year.  In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate it becoming a PFIC for the 2012 taxable year (as described under “—Passive Foreign Investment Company Rules” below).  Accordingly, dividends paid by us in 2012 to a U.S. holder should constitute “qualified dividends.”

Holders of Securities should consult their own tax advisers regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Dividends distributed with respect to the Securities generally will be treated as dividend income from sources outside of the United States, and generally will be treated as “passive category” (or, in the case of certain U.S. holders, “general category”) income for U.S. foreign tax credit purposes.  Subject to certain limitations, French income tax withheld in connection with any distribution with respect to the Securities may be claimed as a credit against the U.S. federal income tax liability of a U.S. holder if such U.S. holder elects for that year to credit all foreign income taxes.  Alternatively, such French withholding tax may be taken as a deduction against taxable income.  Foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions in securities and may not be allowed in respect of certain arrangements in which a U.S. holder’s expected economic profit is insubstantial.  U.S. holders should consult their own tax advisors concerning the implications of these rules in light of their particular circumstances.

Dividends paid in euro will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by the holder (or, in the case of the ADSs, by the Depositary), regardless of whether the payment is in fact converted into U.S. dollars.  If such a dividend is converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

 Capital Gains

Under the Treaty, a U.S. holder will not be subject to French tax on any gain derived from the sale or exchange of Securities, unless the gain is effectively connected with a permanent establishment or fixed base maintained by the holder in France.

For U.S. federal income tax purposes, gain or loss realized by a U.S. holder on the sale or other disposition of Securities will be capital gain or loss, and will be long-term capital gain or loss if the Securities were held for more than one year.  The net amount of long-term capital gain recognized by an individual U.S. holder before January 1, 2013 generally is subject to taxation at a maximum rate of 15%.  U.S. holders’ ability to offset capital losses against ordinary income is limited.

 Additional Issues For U.S. Holders

 Procedures for Claiming Treaty Benefits

The French tax authorities issued guidelines in Instruction n° 4-J-1-05, dated February 25, 2005 that significantly changed the formalities to be complied with by non-resident shareholders, including U.S. holders, in order to obtain the reduced withholding tax rate on distributions made on or after January 1, 2005.

Pursuant to these guidelines, U.S. holders can either claim Treaty benefits under a simplified procedure or under the normal procedure.  The procedure to be followed depends on whether the application for Treaty benefits is filed before or after the dividend payment.

Under the simplified procedure, in order to benefit from the lower rate of withholding tax applicable under the Treaty before the payment of the dividend, a U.S. holder must complete and deliver to the paying agent (through its account holder) a treaty form (Form 5000), to certify in particular that:

•	the U.S. holder is beneficially entitled to the dividend;

•	the U.S. holder is a U.S. resident within the meaning of the Treaty;

•	the dividend is not derived from a permanent establishment or a fixed base that the U.S. holder has in France; and

•	the dividend received is or will be reported to the tax authorities in the United States.

For partnerships or trusts, claims for Treaty benefits and related attestations are made by the partners, beneficiaries or grantors who also have to supply certain additional documentation.

In order to be eligible for Treaty benefits, pension funds and certain other tax-exempt U.S. holders must comply with the simplified procedure described above, though they may be required to supply additional documentation evidencing their entitlement to those benefits.

If Form 5000 is not filed prior to the dividend payment, a withholding tax will be levied at the 25% rate, and a holder would have to claim a refund for the excess under the normal procedure by filing both Form 5000 and Form 5001 no later than December 31 of the second calendar year following the year in which the dividend is paid.

Pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Copies of Form 5000 and Form 5001 may be downloaded from the French tax authorities’ website (www.impots.gouv.fr) and are also available from the U.S. Internal Revenue Service and from the Centre des Impôts des Non-Résidents in France (10, rue du Centre 93160, Noisy-le-Grand).

 Medicare Tax

Newly enacted legislation requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Securities.

 Passive Foreign Investment Company Rules

Unfavorable U.S. tax rules, or the PFIC rules, apply to companies that are considered PFICs.  The Company will be classified as a PFIC in a particular taxable year if either (a) 75% or more of its gross income is treated as passive income for purposes of the PFIC rules; or (b) the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

As explained above, the Company believes that it was not a PFIC for U.S. tax purposes with respect to the year 2011, and also does not anticipate becoming a PFIC with respect to the year 2012.  However, as discussed in the Annual Report on Form 20-F filed by the Company with respect to certain prior years the Company believes that it was a PFIC in the past.  Moreover, because the PFIC determination is made annually and is dependent upon a number of factors, some of which are beyond the Company's control (including whether the Company continues to earn substantial amounts of operating income as well as the market composition and value of the Company's assets), there can be no assurance that the Company will not become a PFIC in future years.

U.S. holders that held Securities at any time during the years when the Company was a PFIC and did not make certain U.S. tax elections (a "mark-to-market election" or a "QEF election") will be subject to adverse tax treatment.  For instance, such holders will be subject to a special tax at ordinary income tax rates on certain dividends that the Company pays and on gains realized on the sale of Securities (“excess distributions”) in all subsequent years, even though the Company ceased to qualify as a PFIC.  The amount of this tax will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions had been earned ratably over the period the U.S. holder held its Securities.  It may be possible, in certain circumstances, for a holder to avoid the application of the PFIC rules by making a "deemed sale" election for its taxable year that includes the last day of the Company’s last taxable year during which it qualified as a PFIC.  The PFIC rules are extremely complex, and holders should consult their own tax advisers regarding the possible application of the PFIC rules to their Securities and the desirability and availability of a “deemed sale election.”

 French Estate and Gift Tax

Under the estate and gift tax convention between the United States and France dated  November 24, 1978 (as amended by the protocol signed on December 8, 2004), a transfer of Securities by gift or by reason of the death of a U.S. holder entitled to benefits under that convention will not be subject to French gift or inheritance tax, so long as the donor or decedent was not domiciled in France at the time of the transfer, and Securities were not used or held for use in the conduct of a business or profession through a permanent establishment or fixed base in France.

 French Wealth Tax

The French wealth tax does not generally apply to Securities of a U.S. holder if the holder is a resident of the United States for purposes of the Treaty and does not own directly or indirectly a shareholding exceeding 25% of the financial rights of EDAP.

 U.S. Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Holders that are not U.S. persons generally are not subject to information reporting or backup withholding.  However, such a holder may be required to provide a certification of its non- U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Under recent legislation, certain U.S. holders will be required to report information with respect to Securities that are not held in U.S. accounts.  U.S. holders who fail to report information required under these rules could become subject to substantial penalties. U.S. holders are urged to consult their tax advisors regarding these and other reporting requirements that may apply with respect to their Securities.

The discussion above is a general summary.  It does not cover all tax matters that may be important to you.  Prospective investors should consult their tax advisors regarding the application of the U.S. federal tax rules to their particular circumstances, as well as the state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the Securities.

LEGAL MATTERS

The validity of the ordinary shares will be passed upon by Jones Day, Paris, France.

EXPERTS

The consolidated financial statements of EDAP TMS S.A. incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2011 have been audited by Ernst & Young, Tour Oxygène, 10-12 Boulevard Vivier Merle, 69393 Lyon Cedex 03, France, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

 Item 8.  Indemnification of Directors and Officers

The French Commercial Code prohibits provisions of articles of association (statuts) that limit the liability of directors or officers.  However, directors’ and officers’ insurance is customary in France and commentaries suggest that companies may indemnify their directors and officers against liability they can be exposed to as a result of their duties, provided that such insurance or indemnity may not apply in the case of gross negligence (faute lourde) or willful misconduct (faute intentionnelle).

We maintain liability insurance for our directors and officers, including insurance against liabilities under the U.S. Securities Act of 1933, as amended.

 Item 9.  Exhibits

See Exhibit Index following the signature pages of this Registration Statement.

 Item 10.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to the registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be  part of the registration statement as of the date the filed prospectus was deemed  part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that:

(i)
For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective.

(ii)
For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, EDAP TMS S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaulx-en-Velin, France, on May 11, 2012.

EDAP TMS SA

By:	/s/ Marc Oczachowski
Name:	Marc Oczachowski
Title:	Chief Executive Officer

By:	/s/ Eric Soyer
Name:	Eric Soyer
Title:	Chief FinancialOfficer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 11, 2012.

By:	/s/ Marc Oczachowski	By:	/s/ Eric Soyer
Name:	Marc Oczachowski	Name:	Eric Soyer
Title:	Chief Executive Officer (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

By:	*	By:	*
Name:	Philippe Chauveau	Name:	Pierre Beysson
Title:	Chairman of the Board of Directors	Title:	Director

By:	*	By:	*
Name:	Rob Michiels	Name:	Argil Wheelock
Title:	Director	Title:	Director

By:	*
Name:	Jeff Howell
Title:	Representative in the United States of America

*By:	/s/ Marc Oczachowski
Name:	Marc Oczachowski
Title:	Attorney-in-fact

EXHIBIT INDEX

Description

5.1*	Opinion of Jones Day, French counsel to the registrant.
23.1	Consent of Ernst & Young.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Powers of attorney (included in the signature pages herein).

99.1**	Form of Debenture.

99.2**	Form of Warrant.

99.3**	Form of Registration Rights Agreement.
___________________
*	Previously filed.
**	Incorporated by reference to the registrant’s report on Form 6-K furnished on January 27, 2012.